EXHIBIT 10.5

FIRST AMENDMENT

TO

REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “First Amendment”) to the Real Estate Purchase Agreement between and among Ronald E. Snider, Vivian D. Snider, and Ron Snider Family Limited Partnership (collectively the "Real Property Seller"), and Great American Family Parks, Inc., a Nevada public corporation (the "Purchaser"), dated as of November 8, 2004 (the “Real Property Purchase Agreement”) is made as of February 18, 2005.

RECITALS:

WHEREAS, Asset Seller and Purchaser entered into the Real Property Purchase Agreement, the terms of which are incorporated herein by reference; and

WHEREAS, the parties have determined that it is in their mutual best interests to amend the Real Property Purchase Agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, undertakings and promises herein contained, the parties, intending to be legally bound, agree as follows:

1.   Addition to Section 4. Section 4 of the Real Property Agreement is hereby amended by adding thereto the following new paragraph (d):

“(d) The parties contemplate that Purchaser may, from time to time prior to Closing, request that certain actions be taken by Real Property Seller with respect to the Business or that improvements be made to the Real Property. In connection with any such requests by Purchaser or actions taken by Real Property Seller in response to such requests:

(1) Purchaser hereby warrants and represents to Real Property Seller that Jim Meikle is expressly authorized on behalf of Purchaser to request (i) that the Real Property Seller make improvements to the Real Property, (ii) that the Real Property Seller purchase furniture, fixtures and equipment for use in the Business, and/or (iii) that the Real Property Seller take other actions with respect to the Business and/or the Real Property. Further, Purchaser hereby warrants and represents to Real Property Seller that (i) any such requests by Jim Meikle shall be binding on Purchaser and (ii) Purchaser will bear the costs and expense of actions taken by Real Property Seller in response to such requests.

(2) The determination as to whether or not to perform any actions requested by Purchaser in accordance with this paragraph (d) shall be within the sole discretion of Real Property Seller. If Real Property Seller performs any action so requested, Purchaser shall reimburse Real Property Seller, on demand, for all costs and expenses incurred by Real Property Seller in performing the action requested. Purchaser’s obligation of reimbursement under this paragraph shall be cumulative with, and not in limitation of, any obligation of Purchaser to pay for Purchaser Improvements in accordance with Section 8(a)(2) of this Real Property Purchase Agreement. Further, notwithstanding that the Closing does not occur, Purchaser shall have no right, and hereby expressly waives any right, of reimbursement or repayment of any amounts paid to Real Property Seller by Purchaser under this paragraph (d) or for Purchaser Improvements under Section 8(a)(2).”

2.  Waiver of Certain Obligations and Conditions Respecting Survey. The parties acknowledge that the Purchaser has determined not to obtain the Survey as required by paragraph (e) of Section 5 of the Real Property Purchase Agreement. Therefore, notwithstanding anything in the Real Property Purchase Agreement to the contrary:

(a) The Real Property Seller agrees that the Purchaser’s failure to obtain the Survey and the Purchaser’s failure to pay for the Survey shall not constitute a default under or breach of the Real Property Purchase Agreement.

(b) The Purchaser agrees that:

(i) the legal descriptions for the Real Property as set forth in Attachment I to the Real Property Purchase Agreement shall serve as the basis for the conveyance of the Real Property to the Purchaser;

(ii) any fail any failure of the Real Property Seller to perform an obligation under the Real Property Purchase Agreement which requires the existence of the Survey in order to perform such obligation, such as, for example, the requirement of subparagraph (a)(2) of Section 8 that the Real Property Seller deliver documents allowing the Title Company to insure the Real Property without exceptions (it being understood that the Title Commitments and Title Policies will contain an exception for matters requiring a current survey) shall not constitute a default of the Real Property Seller under the Real Property Purchase Agreement;

(iii) Purchaser’s obligation to close the purchase of the Real Property shall not be contingent upon Purchaser’s obtaining any Title Commitments or Title Policies or any endorsements thereto which require the existence of the Survey (such as, for example, a survey accuracy endorsement), and Purchaser hereby expressly waives any claim that obtaining such commitments, policies or endorsements based upon the Survey is a condition precedent to Purchaser’s obligations under the Real Property Purchase Agreement; and

(iv) any failure of any other condition to Purchaser’s obligations under the Real Property Purchase Agreement which failure is caused by Purchaser’s determination not to obtain the Survey shall not constitute the failure of a condition precedent to Purchaser’s obligation to close the purchase of the Real Property, and Purchaser hereby expressly waives any claim that any such conditions are conditions precedent to the performance of Purchaser’s obligations under the Real Property Purchase Agreement.

3.  Extension of Time for Closing.  The parties acknowledge that the Asset Seller and Purchaser have agreed to extend the time for the Closing under the Agreement for Purchase and Sale of Assets between Ron Snider & Associates, Inc. dba Wild Animal Safari and Great American Family Parks, Inc. dated as of November 8, 2004 (the “Asset Purchase Agreement”) to May 2, 2005. The parties acknowledge that Section 7 of the Real Property Purchase Agreement provides that the Closing is to take place no later than the closing of the transactions contemplated by the Asset Purchase Agreement. Therefore, Section 7 of the Real Property Purchase Agreement is hereby amended by adding the following at the end of the existing text thereof:

“The parties agree that the Closing Date shall be May 2, 2005, or such earlier date as Purchaser and Real Property Seller may, by written mutual agreement, designate.”

4.  Amendment to Section 14.  The Real Property Purchase Agreement is hereby amended by deleting the existing Section 14 and inserting in lieu thereof the following new Section 14:

“14.  Default and Breach; Termination.

(a) In the event the Real Property Seller defaults in the performance of any of its obligations under this Agreement and shall not have cured such default within thirty (30) days after notice of such default from Purchaser, then the Purchaser may either (i) terminate this Agreement and receive a return of the Escrow Money, in which case neither party shall have any obligations under this Agreement (except for the Purchaser's indemnification obligations under Section 5, the Purchaser's obligations of reimbursement under Section 4(d) and to pay for Purchaser Improvements in accordance with Section 8(a)(2), and the parties' obligations under Section 11(a), which shall survive any such termination) or (ii) pursue and obtain specific performance of the Real Property Seller’s said obligations under this Agreement.

(b) In the event the Purchaser defaults in the performance of any of its obligations under this Agreement and shall not have cured such default within thirty (30) days after notice of such default from Real Property Seller, then the Real Property Seller may demand that the Escrow Money be paid to the Real Property Seller to be applied against any damages the Real Property Seller may sustain as a result of the Purchaser's default, in which case any escrow agent holding the Escrow Money shall pay the Escrow Money to the Real Property Seller to be applied against such damages, but the receipt of the Escrow Money or any part thereof by the Real Property Seller shall not preclude the Real Property Seller from pursuing additional damages recoverable at law, if any, which the Real Property Seller has sustained due to such default of the Purchaser.

(c) It is understood and agreed that notwithstanding anything to the contrary contained in this Agreement, unless the parties have previously agreed in writing to extend the term of this Agreement, this Agreement shall automatically terminate if the Closing does not occur before 6 p. m. (local time in LaGrange, Georgia) on May 2, 2005. Upon any termination of this Agreement, other than a termination by the Purchaser under Section 14(a) for the default of Real Property Seller, the Escrow Money shall be delivered to the Real Property Seller (and the Asset Seller).”

5.  Amendment to Legal Description. The parties acknowledge that the consideration to the Asset Seller and the Real Property Seller for the agreement of the Asset Seller and the Real Property Seller to extend the Closing Date is the reservation of a tract of three (3) acres, more or less, of the property which is described as the Real Property in the original Real Property Agreement. Accordingly, Attachment I to the Real Property Purchase Agreement and Exhibit A to the Warranty Deed are each hereby amended to add the following provision, to be inserted at the end of the said existing Attachment I and the said existing Exhibit A, respectively:

“LESS AND EXCEPT a tract of three (3) acres, more or less, located in the portion of the above described property which is not within the animal fence enclosing the part of the said property actively used in the Business, fronting not less than three hundred (300) feet on either the Floyd Road or the Oak Grove Road, which shall be designated by the Real Property Seller on or before the Closing Date and which shall be surveyed at the expense of the Real Property Seller.”

6. Amendment to Asset Purchase Agreement. The effectiveness of the provisions of this First Amendment is expressly made contingent upon the execution by the Purchaser and the Asset Seller of that certain First Amendment to Asset Purchase Agreement contemporaneously herewith.

7.  Real Property Purchase Agreement To Remain in Effect.  Except as specifically set forth in this First Amendment, the Real Property Purchase Agreement is hereby ratified and affirmed and shall remain in full force and effect.

However, wherever the terms and conditions of this First Amendment and the terms and conditions of the Real Property Purchase Agreement conflict, the terms of this First Amendment shall be deemed to supersede the conflicting terms of the Real Property Purchase Agreement.

8.  Defined Terms.  Any proper nouns used in this First Amendment which are not defined herein but are defined in the Agreement shall have the meanings respectively ascribed to them in the Real Property Purchase Agreement.

9.  Counterparts.  This First Amendment may be executed in one or more counterparts, and each party hereto may sign a counterpart, and (whether or not all parties hereto have signed each counterpart), each counterpart shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed and sealed this First Amendment as of the day and year first above written.

THE REAL PROPERTY SELLER:

RON SNIDER FAMILY LIMITED PARTNERSHIP

BY: /s/ Ronald E. Snider          (SEAL)

      Ronald E. Snider, General Partner

BY: /s/ Vivian D. Snider           (SEAL)

      Vivian D. Snider, General Partner

DATE:_______________________

/s/ Ronald E. Snider                (SEAL)

Ronald E. Snider

/s/ Vivian D. Snider                 (SEAL)

Vivian D. Snider

DATE:_______________________

PURCHASER:

GREAT AMERICAN FAMILY PARKS, INC.

BY: /s/ Larry L. Eastland                (SEAL)

                                                                     Larry L. Eastland, President and CEO

DATE:_______________________

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